AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC
SUPPLEMENT NO. 4, DATED JULY 2, 2012,
TO THE PROSPECTUS, DATED APRIL 27, 2012

Monthly Pricing Supplement
(unaudited)

On July 2, 2012, our net asset value (“NAV”) per institutional share is $9.781 and our NAV per retail share is $9.837.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of June 1, 2012:	$6,481,719.81

Net Assets as of July 2, 2012:
Real Estate Properties, at Fair Value	$25,994,877.96
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,521,743.58
Receivable for Sale of Common Stock	68,179.79
Prepaid Organizational and Other Costs	3,770,793.73
Total Net Assets	31,355,595.06
Liabilities
Financing	21,367,979.66
Deferred Revenue	118,155.90
Other Liabilities (1)	2,937,773.02
Total liabilities	24,423,908.58
Net Asset Value	$6,931,686.48

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining Net Asset Value. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
June 4, 2012	$9.110	$9.152
June 5, 2012	$9.110	$9.152
June 6, 2012	$9.110	$9.153
June 7, 2012	$9.110	$9.153
June 8, 2012	$9.110	$9.153
June 11, 2012	$9.111	$9.153
June 12, 2012	$9.111	$9.154
June 13, 2012	$9.111	$9.154
June 14, 2012	$9.111	$9.154
June 15, 2012	$9.112	$9.154
June 18, 2012	$9.112	$9.155
June 19, 2012	$9.112	$9.155
June 20, 2012	$9.112	$9.155
June 21, 2012	$9.113	$9.155
June 22, 2012	$9.113	$9.155
June 25, 2012	$9.113	$9.156
June 26, 2012	$9.113	$9.156
June 27, 2012	$9.113	$9.156
June 28, 2012	$9.113	$9.156
June 29, 2012	$9.113	$9.157
July 2, 2012	$9.781	$9.837

www.arcdailynav.com - 1.866.532.4743